Pricing Supplement No. 011                 Filing under Rule 424(b)(2)
   Dated March 26, 1997                        Registration No. 333-22347

   (To Prospectus dated March 18, 1997, supplemented by Prospectus Supplement dated March 21, 1997)

                                $300,000,000
                        NIPSCO CAPITAL MARKETS, INC.
                              Medium-Term Notes
                 Due Nine Months or More From Date of Issue
                            --------------------

               Entitled to the benefit of a Support Agreement
           Providing for the Payment of Principal and Interest by
                           NIPSCO Industries, Inc.
                            --------------------

   Principal Amount:                          $6,000,000         Interest Payment Date(s):                  March 15, and
                                                                                                              September 15
     Trade Date:                                March 25, 1997
                                                                   Specified Currency:                        U.S. Dollars
     Original Issue Date:                       March 31, 1997
                                                                   Selling Agent s Commission:                $45,000
     Interest Rate:                             7.99%
                                                                   Net Proceeds to the Company:               $5,955,000
     Stated Maturity Date:                      April 01, 2022

     Form :   XX  Book Entry    ___ Certified
             ---


   The Medium-Term Note described in this Pricing Supplement is being sold through Morgan Stanley & Co. Incorporated, as Agent.

   Prior to the  date of this Pricing Supplement, $34,000,000 Medium-Term
   Notes  have been  sold.    Concurrently herewith, the  company is also
   selling (1) $2,000,000 aggregate principal amount of Medium-Term Notes with  a Stated Maturity Date of April  3, 2017 and bearing an interest rate of 7.82% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.75%; (2) $10,000,000 aggregate principal amount of Medium-Term Notes with a Stated maturity Date of April 3, 2017 and bearing an interest rate of
   7.82% at the initial price to the public equal  to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75%; (3) $50,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date of April 1, 2004 and bearing an interest rate of 7.39% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.6%; (4) $2,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date of April 2, 2007 and bearing an interest rate of 7.45% at the initial price to the public equal to 100% of par, less a fee to
   Goldman,  Sachs &  Co., as  Agent, equal to  0.625%;   (5) $10,000,000
   aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date of April 3, 2017 and bearing an interest rate of 7.92% at the initial offering price to the public equal to 100% of par less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75%; (6) $6,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date of April  1, 2022 and  bearing an interest  rate of 7.99% at  the


   initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co. as Agent, equal to 0.75%; and (7) $8,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 1, 2022 and bearing an interest rate of 7.99% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.75%.

   Goldman, Sachs & Co.
                            Merrill Lynch & Co.
                                                     Morgan Stanley & Co.
                                                          Incorporated